                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                              Megabios Corporation
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    58515T102
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 2 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
       94-3167809
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------
Number of      5.   Sole Voting Power
Shares                       -0-

               -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power
Owned By                     817,505

               -----------------------------------------------------------------
Each           7.   Sole Dispositive Power
Reporting                    -0-

               -----------------------------------------------------------------
Person         8.    Shared Dispositive Power
With
                             817,505

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                817,505

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.3%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 3 of 17 pages.
---------------------------------                  -----------------------------

--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------
Number of      5.   Sole Voting Power
Shares                       -0-

               -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power
Owned By                     817,505

               -----------------------------------------------------------------
Each           7.   Sole Dispositive Power
Reporting                    -0-

               -----------------------------------------------------------------
Person         8.    Shared Dispositive Power
With
                             817,505

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                817,505

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.3%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 4 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
       94-3191510
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             -0-
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 31,163
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       -0-
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             31,163
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                31,163

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.2%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 5 of 17 pages.
---------------------------------                  -----------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       YOGEN K. DALAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             8,120
               -----------------------------------------------------------------
                6.   Shared Voting Power
Number of
Shares                       848,668
Beneficially   -----------------------------------------------------------------
Owned By        7.   Sole Dispositive Power
Reporting
Person                       8,120
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                856,788

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.6%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 6 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             19,530
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       19,530
With
               -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                868,198

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 7 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             12,319
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Reporting       7.   Sole Dispositive Power
Person
With                         12,319
               -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                860,987

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 8 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             11,582
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       11,582
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                860,250

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 9 of 17 pages.
---------------------------------                  -----------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             -0-
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       -0-
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                848,668

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.6%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 10 of 17 pages.
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             12,319
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       12,319
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                860,987

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                  -----------------------------
CUSIP No. 58515T102                                Page 11 of 17 pages.
---------------------------------                  -----------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------
                5.   Sole Voting Power

                             19,530
               -----------------------------------------------------------------
Number of       6.   Shared Voting Power
Shares
Beneficially                 848,668
Owned By       -----------------------------------------------------------------
Each            7.   Sole Dispositive Power
Reporting
Person                       19,530
With           -----------------------------------------------------------------
               8.    Shared Dispositive Power

                             848,668
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                868,198

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                6.7%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

ITEM 1.

        (a)   NAME OF ISSUER:

              Megabios Corporation

        (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              863 A Mitten Road
              Burlingame, CA 94010

ITEM 2.

        (a)   NAME OF PERSONS FILING:

              Mayfield VII, a California Limited Partnership
              Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
              Kevin A. Fong
              Wendell G. Van Auken, III
              A. Grant Heidrich, III
              F. Gibson Myers, Jr.
              William D. Unger
              Michael J. Levinthal

        (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              c/o Mayfield Fund
              2800 Sand Hill Road
              Menlo Park, CA 94025

        (c)   CITIZENSHIP:

              The entities listed in Item 2(a) are California Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

        (d)   TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.001 per share.

        (e)   CUSIP NUMBER:

              58515T102



                              Page 12 of 17 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

ITEM 4. OWNERSHIP

        The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

        For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10.CERTIFICATION

        Not applicable.


                              Page 13 of 17 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                    MAYFIELD VII
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    By: MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    By: MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    YOGEN K. DALAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                              Page 14 of 17 pages.

                                    WENDELL G. VAN AUKEN, III

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                                    A. GRANT HEIDRICH, III

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact




                              Page 15 of 17 pages.

                                    EXHIBIT 1


Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 17, 1998.




                              Page 16 of 17 pages.

                                    EXHIBIT 2

                                                           PERCENT OF
                                                             CLASS
  NAME OF REPORTING PERSON        NUMBER OF SHARES        BENEFICIALLY
                                                            OWNED(1)
------------------------------    ------------------    -----------------
Mayfield VII,
a California Limited
Partnership                              817,505 (2)               6.3%

Mayfield VII Management
Partners, a California
Limited Partnership                      817,505 (2)               6.3%

Mayfield Associates Fund II,              31,163 (3)               0.2%
a California Limited
Partnership

Yogen K. Dalal                           856,788 (4)               6.6%

F. Gibson Myers, Jr.                     868,198 (4)               6.7%

Kevin A. Fong                            860,987 (4)               6.7%

William D. Unger                         860,250 (4)               6.7%

Wendell G. Van Auken, III                848,668 (4)               6.6%

Michael J. Levinthal                     860,987 (4)               6.7%

A. Grant Heidrich, III                   868,198 (4)               6.7%

Total                                    932,068                   7.2%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 9/30/98.

(2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund II.

(4) The individual Reporting Persons listed are General Partners of Mayfield VII Management, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII and Mayfield Associates Fund II but disclaim such beneficial ownership. Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.



                              Page 17 or 17 pages.